KROGER 1QTR OP EARNINGS PER SHARE:
                     46 CENTS VS. 29 CENTS


    CINCINNATI, Ohio, April 19, 1994 --- The Kroger Co. said today that 1994 first quarter earnings before an extraordinary item increased to $55.7 million, or 46 cents per share on a fully diluted basis, from $29.5 million, or 29 cents per share fully diluted, in the 1993 first quarter. The prior year's earnings were before an extraordinary item and the cumulative effect of a change in accounting.

    After an extraordinary item of $8.3 million from the early retirement of debt, Kroger's 1994 first quarter net earnings were $47.4 million, or 40 cents per fully diluted share, compared with a loss of $138.8 million in the 1993 first quarter. Last year's first quarter included a $159.2 million after-tax charge from the adoption of FASB 106.

    First quarter operating cash flow -- earnings before interest expense, taxes, depreciation, and LIFO -- increased 8.9 percent to $237.5 million from $218.1 million.

    Sales in the first quarter rose 3 percent to $5.33 billion from $5.17 billion. Identical food store sales improved 2.3 percent, spurred in part by weather-related factors.

    Total sales and earnings were enhanced by the fact that Easter fell in the 1994 first quarter for Dillon Companies. Last year, Easter was a week later and fell in the second quarter for both Kroger and Dillon.

    Kroger Chairman and Chief Executive Officer Joseph A. Pichler said the Company was pleased with first quarter results, which followed a strong performance in 1993's fourth quarter.

    "The extraordinarily bad weather in the early weeks of 1994 was a boon to sales," Pichler said. "The significance of Kroger's first quarter is that this increased business translated into strong bottom-line results for the Company." Pichler added that sales of Kroger store brands continued to outpace overall sales growth.

    Pichler cautioned that competitive pressures would increase through the remainder of 1994 as supercenters and other low-cost operators open in Kroger markets. He noted that by year-end, approximately 12 percent of Kroger's total sales base is expected to be in direct competition with supercenters operated by Wal-Mart and Kmart, compared to 4 percent at year-end 1993.

    Interest expense in the first quarter declined to $76 million from $97 million in the year earlier first quarter. Long term debt at the end of the quarter was $4.1 billion, a decrease of $207.2 million from 1993's first quarter.

    During the quarter, Kroger opened and expanded 16 food stores, and purchased 11 stores, including 10 in Houston from AppleTree Markets, Inc.

                  1st Qtr                 1st Qtr        Percent
                   1994                    1993          Change
                  3/26/94                 3/27/93

    Sales      $5,328,803,907           $5,173,925,708    3.0
               ==============           ==============   ====

    EBITD (1)  $  237,547,843           $  218,067,738    8.9

    Non-EBITD
    charges(3) $   (4,500,000)          $   (4,500,000)

    LIFO       $   (3,500,000)          $   (4,000,000)

    Interest   $  (76,031,488)          $  (96,989,133)

    Depreciation
               $  (62,310,169)          $  (62,976,319)
               _______________          _______________
    Pre-tax earnings
    before extraordinary item
               $   91,206,186           $   49,602,286

    Tax expense
               $  (35,516,374)          $  (20,138,528)
               ______________           ______________
    Earnings before
    extraordinary item
               $   55,689,812           $   29,463,758
    Extraordinary
    item  (2)  $   (8,332,078)          $   (9,041,908)

    Cumulative effect of change in
    accounting (4)
                      NA                $ (159,192,961)
               _______________          ________________
    Net earnings
    (loss)     $   47,357,734           $ (138,771,111)
               ===============          ===============
    Primary earnings (loss)
    per common share:

    From operations
                        $0.50                    $0.30
    From extraordinary
    item  (2)          ($0.07)                  ($0.09)

    From cumulative effect
    of change in
    accounting (4)       NA                     ($1.63)
                _______________          ________________
    Primary net earnings
    (loss) per common
    share               $0.43                   ($1.42)

                ===============          ================
    Fully-diluted earnings (loss)
    per common share:

    From operations     $0.46                    $0.29

    From extraordinary
    item (2)           ($0.06)                  ($0.08)

    From cumulative effect
    of change in
    accounting (4)      NA                      ($1.38)
                  _______________          _______________
    Fully-diluted net earnings
    (loss) per common
    share              $0.40                    ($1.17)
                 ================          ================
    Number of shares used in
    primary per share
    calculation   111,923,229                97,765,137

    Number of shares used in
    fully-diluted per share
    calculation
                  129,654,351               115,334,138

    (1) EBITD represents pre-tax earnings before interest, depreciation, LIFO and extraordinary items.
    (2) Represents the after-tax loss from the early retirement of debt.
    (3)  FASB 106 (retiree health care) quarterly expense.
    (4) Represents the cumulative effect adjustment from the adoption of FASB 106 (retiree health care).